Exhibit 12.1

            EXHIBIT 12.1 - STATEMENT RE: COMPUTATION OF RATIO
                    OF EARNINGS TO  FIXED CHARGES
            AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES

      LIBERTY PROPERTY TRUST / LIBERTY PROPERTY LIMITED PARTNERSHIP
              (Amounts in thousands, except ratio amounts)

                                        Three
                                     months ended
                                       March 31,                      Year ended December 31,
                                     ------------   -------------------------------------------------------------
                                         2000         1999          1998         1997          1996         1995
                                     ------------   ---------    ---------     --------     ---------     --------
Earnings before fixed charges:
 Income before extraordinary item      $ 43,423      $155,993     $116,677     $ 68,969     $  37,631     $ 22,309
 Add: Interest expense                   24,770        94,712       74,155       46,521        33,967       32,819
      Depreciation expense on
       capitalized interest                 409         1,396        1,001          650           502          450
      Amortization of deferred
       financing costs                      880         4,951        4,462        4,448         4,561        4,869
                                     ------------   ---------    ---------     --------     ---------     --------
Earnings before fixed charges          $ 69,482      $257,052     $196,295     $120,588     $  76,661     $ 60,447
                                     ============   =========    =========     ========     =========     ========
Fixed charges:
Interest expense                         24,770        94,712       74,155       46,521        33,967       32,819
Amortization of deferred
  financing charges                         880         4,951        4,462        4,448         4,561        4,869
Capitalized interest                      4,057        15,288       16,317       11,802         7,708        3,475
                                     ------------   ---------    ---------     --------     ---------     --------

Fixed charges                          $ 29,707     $114,951      $ 94,934     $ 62,771     $  46,236     $ 41,163
                                     ------------   ---------    ---------     --------     ---------     --------

Preferred share distributions             2,750       11,000        11,000        4,247             -            -
Preferred unit distributions              2,197        3,783             -            -             -            -
                                     ------------   ---------    ---------     --------     ---------     --------

Combined fixed charges               $   34,654     $129,734      $105,934     $ 67,018     $  46,236     $ 41,163
                                     ============   =========    =========     ========     =========     ========
Ratio of earnings to fixed charges         2.34         2.24          2.07         1.92          1.66         1.47
                                     ============   =========    =========     ========     =========     ========
Ratio of earnings to combined
  fixed charges                            2.01         1.98          1.85         1.80          1.66         1.47
                                     ============   =========    =========     ========     =========     ========